EXHIBIT 99

                                  NEWS RELEASE

Contact: R. Christopher Minor
         Sr. Vice President and CFO
         CareAdvantage, Inc.
         732-602-7000

                                                           FOR IMMEDIATE RELEASE

CareAdvantage Announces Termination of Agreement with Horizon Blue Cross and Blue Shield of New Jersey

Iselin, New Jersey, June 27, 2002 -- CareAdvantage, Inc. (OTC: CADV) (the "Company") today announced that Horizon BCBS of New Jersey ("Horizon BCBSNJ") terminated the existing services arrangement with the Company, effective January 1, 2003. The Company accrued approximately $14 million in revenues in each of 2001 and 2000 from Horizon BCBSNJ on account of the services arrangement. Horizon BCBSNJ is a major shareholder of the Company and is represented by two members on the Company's Board of Directors, Robert J. Pures and William J. Marino. Both of these directors resigned from the Board effective June 19, 2002.

Certain  statements  in  this  News  Release  may  constitute   "forward-looking
statements" under the Private Securities Litigation Reform Act of 1995, including those concerning management's plans, intentions and expectations with respect to future financial performance and future events, particularly relating to revenues from performance-based services and re-negotiation of existing and new contracts with customers. Such statements involve known and unknown risks, uncertainties and contingencies, many of which are beyond the control of the Company, and which could cause actual results and outcomes to differ materially from those expressed herein. Although the Company believes that its plans, intentions and expectations reflected in such forward looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. Certain risk factors exist, such as the ability to generate new business, the Company's ability to manage its costs under its contracts, and the Company's inability to prevent its customers from terminating existing contracts by invoking standard termination clauses, as well as other inherent contractual risks, which are beyond the control of the Company, could have a material adverse impact on the Company or prevent the Company from achieving the growth or obtaining the results discussed. For a more complete discussion of these and other risk factors, please see "Cautionary Statements" in Item 6 of the Company's Form 10-KSB for the fiscal year ended December 31, 2001 filed with the Securities and Exchange Commission on March 27, 2002. CareAdvantage, Inc. as a care management resource company, provides a full spectrum of products and services inclusive of consulting, outsourcing, training and information management options, that complement the managed care and insurance industry care management continuum.